Exhibit 99.2

OMEGA PROTEIN TO EXPAND SPECIALTY DAIRY PROTEIN PRODUCTION CAPACITY

HOUSTON, August 6, 2013 – Omega Protein Corporation (NYSE: OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced plans to expand the Company’s specialty dairy protein production facility in Reedsburg, Wisconsin. This expansion will approximately double the plant’s capacity and add capabilities that further broaden and diversify the Company’s product offerings. The expansion is expected to cost approximately $20 million and be completed by mid-2014.

“We are excited to increase capacity of our production facility as we enhance our presence in the specialty protein markets and expand our dairy product offerings for our customers,” said Bret Scholtes, Omega Protein’s President and CEO. “Demand continues to grow for quality health and wellness products and we expect that this strategic expansion will position us even better to provide sustainable, value-added human nutrition products to our customers.”

About Omega Protein Corporation

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “expected,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the expansion of the Reedsburg, Wisconsin facility costing materially in excess of $20 million, or being materially delayed past 2014, due to circumstances not foreseen by the Company; (2) the potential or prospects for the dietary supplement market or the human health and wellness segment generally; (3) the prospects for the Company’s products specifically; (4) the Company’s ability to meet its whey protein raw material requirements for its Reedsburg facility;  (5) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (6) the impact of worldwide supply and demand relationships on prices for the Company’s products; (7) the Company’s expectations regarding demand and pricing for its products proving to be incorrect (8) the cost of compliance with existing and future government regulations.   Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

CONTACT
Investor Relations, (713) 623-0060 OR hq@omegahouston.com
Web site: www.omegaprotein.com